EXHIBIT 10.5.3
YRC WORLDWIDE INC.
RESTRICTED STOCK UNIT AGREEMENT
FOR NON-EMPLOYEE DIRECTOR

Participant:	__________________
Grant Date:	February 11, 2019
Service Year:	2019
Total Number Of Restricted Stock Units:	38,000 Restricted Stock Units
Vesting Schedule:	The Restricted Stock Units will vest in accordance with Exhibit A attached hereto.
GRANT OF RESTRICTED STOCK UNITS
In accordance with the YRC Worldwide Inc. Third Amended and Restated Director Compensation Plan and the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto (referred to collectively as the “Plans”), the Board of Directors of YRC Worldwide Inc., a Delaware corporation (the “Company”), hereby grants to the above-named Participant rights to receive the above number of shares of the Company’s common stock, $0.01 par value, in accordance with the Vesting Schedule set forth on Exhibit A attached hereto on a one share per one unit basis (the “Restricted Stock Units”) and subject to the other terms and conditions described in this Restricted Stock Unit Agreement (this “Agreement”) and the Plan.
By your acceptance of the Restricted Stock Units set forth in this Agreement, you agree that the Restricted Stock Units are granted under and governed by the terms of the Plans, this Agreement, and the Terms and Conditions of Restricted Stock Unit Agreements for Non-Employee Directors attached to this Agreement; you acknowledge that you have received, reviewed and understand the Plans, including the provisions that the Compensation Committee’s decision on any matter arising under the Plans is conclusive and binding; and you agree that this Agreement amends and supersedes any other agreement or statement, oral or written, in its entirety regarding the vesting or holding period of the Restricted Stock Units.

YRC Worldwide Inc.	Participant

By:	By:
Title:	Print:

You agree that your acceptance of this Agreement may be evidenced either by your signature above or by your electronic acceptance through the Company’s award administrator’s website (as of the date of grant, the administrator is Fidelity).

YRC WORLDWIDE INC.
TERMS AND CONDITIONS
OF
RESTRICTED STOCK UNIT AGREEMENTS
FOR NON-EMPLOYEE DIRECTORS
These Terms and Conditions are applicable to Restricted Stock Units (the “Units”) granted to Non-Employee Directors pursuant to the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto, the YRC Worldwide Inc. Third Amended and Restated Director Compensation Plan (referred to collectively as the “Plans”) and the Restricted Stock Unit Agreement.
1.    Non-transferability. No rights under the Restricted Stock Unit Agreement shall be transferable otherwise than by will or the laws of descent and distribution, and, except to the extent otherwise provided herein, the rights and the benefits of the Restricted Stock Unit Agreement may be exercised and received, respectively, during the lifetime of the Participant only by the Participant or by the Participant’s guardian or legal representative.
2.    Limitation of Liability. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the action in which such a claim may be brought, with respect to the Plans, the Restricted Stock Unit Agreement or the Company’s role as Plan sponsor.
3.    Units Subject to Plans. Copies of the Plans are included with the Restricted Stock Unit Agreement. The provisions of the Plans as now in effect and as the Plans may be amended in the future (but only to the extent such amendments are allowed by the provisions of the Plans) are hereby incorporated in the Restricted Stock Unit Agreement by reference as though fully set forth herein. Upon request to the Secretary of the Company, the Participant may obtain a copy of the Plans and any amendments.
4.    Definitions. Unless redefined herein, all terms defined in the Plans have the same meaning when used as capitalized terms in these Terms and Conditions.
5.    Compliance with Regulatory Requirements
. Notwithstanding anything else in the Plans, the shares of Common Stock underlying the Units that are delivered to the Participant may not be sold, pledged or hypothecated unless the Company is in compliance with all regulatory requirements regarding registration of the shares to be issued under the terms of the Plans, and in any event only to the extent permitted under federal securities laws and the Company’s Securities Trading and Disclosure Policy.
EXHIBIT A
Vesting Schedule
Capitalized terms not defined in this Exhibit A have the meanings ascribed to such terms in the Restricted Stock Agreement and the Plans.

1.
Vesting Generally. The Restricted Stock Units will be vested only to the extent the Restricted Stock Units time vest in accordance with Section 2 of this Exhibit A and performance vest in accordance with Section 3 of this Exhibit A.

2.
Time Vesting. The Restricted Stock Units will time vest upon the earlier of (a) the date of the Company’s 2019 meeting of stockholders and (b) June 30, 2019 (in each case, as applicable, a “Time Vesting Date”), in each case, subject to the Participant’s continued service on the Board through the applicable Time Vesting Date.

3.
Performance Vesting. The Restricted Stock Units will performance vest if, as of any date on or before December 31, 2020, the Company’s volume-weighted average trading price over any thirty (30)-day period is equal to or greater than $11.75 per share of the Company’s Common Stock. Any Restricted Stock Units that do not performance vest on or before December 31, 2020 shall be immediately forfeited and terminated.

4.
Settlement. Notwithstanding any provision to the contrary in the Third Amended and Restated Director Compensation Plan (the “Director Plan”), the Company shall deliver to the Participant one share of Common Stock for each Vested RSU as soon as reasonably practicable following the date on which such Restricted Stock Unit fully vests, but no later than [thirty (30) days] following such date.

5.
Change in Control. In the event that a Change in Control occurs on or before December 31, 2020 and the Restricted Stock Units have not performance vested in accordance with Section 3 of this Exhibit A, the Restricted Stock Units will accelerate and fully vested upon the consummation of such Change in Control and be settled in accordance with Section 5(e) of the Director Plan.

6.
Termination of Service. In the event of a termination of the Participant’s service on the Board before the applicable Time Vesting Date, the Restricted Stock Units will be immediately forfeited and terminated. In the event of a termination of the Participant’s service on the Board after the applicable Time Vesting Date, the Restricted Stock Units will remain outstanding and eligible to performance vest in accordance with Section 3 of this Exhibit A. For purposes of this Section 6 of this Exhibit A, a “termination of the Participant’s service on the Board” shall not include the Participant’s notice to the Board to resign, or not to stand for reelection, as a member of the Board.

7.
Transfer Restrictions. As a condition to the award of the Restricted Stock Units, the Participant agrees that, until December 31, 2019, the Participant shall not sell any shares of Common Stock other than to the extent necessary to pay taxes due in connection with the settlement of any incentive equity award granted by the Company.

2